Chimerix Announces First Quarter 2018 Financial Results

- Landmark AdVance Study Demonstrates Strong Correlation Between Adenovirus Burden and Mortality Risk -

- Site Initiations for AdAPT Study of Oral Short-course Brincidofovir for Adenovirus and IV Brincidofovir Programs Are Progressing -

- First Presentation on CMX521 for Norovirus in June -

- Conference Call at 8:30 a.m. ET Today -

DURHAM, N.C., May 7, 2018 -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company developing novel antivirals to address unmet medical needs, today reported financial results and provided a corporate update for the first quarter ended March 31, 2018.

“During the first quarter of 2018 we presented data from the landmark AdVance study, the first multinational study of adenovirus infections in hematopoietic cell transplant recipients. We surveyed patient-level details from over 4200 transplant recipients at 50 medical centers to determine what factors predict post-transplant adenovirus infection. We also looked at different ways to measure viral load in order to assess the potential impact on mortality. The AdVance data demonstrated that, among the 240 pediatric patients who had adenovirus detected in the blood, observed mortality increased by 10-fold as the adenovirus burden increased, especially when measured by adenovirus Average Area Under the Curve - AdV AAUC0-16. We now have the opportunity to model potential outcomes for the control arm of our AdAPT trial, and have increased confidence that AdV AAUC0-16 is an ideal endpoint for the AdAPT study,” said M. Michelle Berrey, MD, MPH, President and Chief Executive Officer of Chimerix.

“With AdAPT site initiations underway and the AdVance data in-hand, we are now focusing on execution of this 141-patient trial and anticipate data read-out in the second half of 2019. A first potential indication in treatment of adenovirus in pediatric transplant builds on the benefits we believe oral brinci will bring to patient care. In parallel, IV brincidofovir is progressing in adult transplant recipients, and we anticipate interim Phase 2 data in the second half of 2018,” continued Dr. Berrey. “In addition, our norovirus antiviral, CMX521, is completing the fourth cohort in the single ascending dose study. The first oral presentation on CMX521 will be at the International Conference on Antiviral Research (ICAR) in June.”

“Finally, we recently announced several key additions to our Board of Directors and elected our longest serving independent director, Martha Demski, as our Chair. The new board members have combined experience in public health, regulatory affairs and corporate strategy that will be invaluable as the Company advances brincidofovir toward commercialization,” concluded Dr. Berrey.

Recent Corporate Highlights

AdVance Shows Ten-Fold Mortality Risk in Patients with Highest AdV Burden

Chimerix presented data from AdVance, the first multi-national, multi-center study of adenovirus (AdV) in allogeneic hematopoietic cell transplant (allo-HCT) recipients at the 44th Annual Meeting of the European Society of Blood and Marrow Transplantation (EBMT) in Lisbon, Portugal. Data were also featured at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) in Madrid, Spain.

Conducted in 2017, the study examined the incidence, practice patterns, hospitalization and clinical outcomes of 4,276 (1,738 pediatric, 2,538 adults) allo-HCT recipients.

In this landmark study, measures of AdV burden, and specifically the AdAPT primary endpoint of AdV Average Area Under the Curve from zero to sixteen weeks (AdV AAUC0-16), were strongly correlated with risk of mortality within six months. In fact, over half of the patients in the group with the highest AdV burden died within six months of AdV diagnosis, confirming previously reported mortality estimates in transplant recipients.

AdVance data showed that:

•	Approximately one-third of the pediatric allo-HCT recipients developed an AdV infection in the first six months following allo-HCT;

•	Among pediatric allo-HCT recipients with AdV, nearly three-fourths (395/558) developed detectable AdV viremia (virus in the blood); and

•	Nearly two-thirds (241/395) of these patients developed AdV viremia greater than 1,000 copies/mL, a level previously associated with negative clinical outcomes in single-center studies.

“The robust findings of the AdVance study are extremely important for transplant clinicians, as we seek to better understand the rates and clinical outcomes of adenovirus infection, and to assess ways to evaluate antiviral therapies,” said Marco Zecca, MD, pediatric hematologist and oncologist at Fondazione IRCCS Policlinico San Matteo and an investigator in the AdVance study.

The 60 pediatric patients with the lowest AdV AAUC0-16 had an observed mortality rate of 3%, compared with over 50% mortality for the 60 patients with the highest AdV AAUC0-16. Using these data to model the impact of AdV AAUC0-16 on clinical outcomes, patients with the highest AdV viral burden had a greater than 10-fold increase in the hazard for mortality. Based on the findings from AdVance, each increase of 1.0 log10 in AdV AAUC0-16 predicts a two-fold increase in mortality, independent of immune reconstitution. These data increase confidence that AdAPT’s primary virologic endpoint (AdV AAUC0-16) is clinically relevant.

First Quarter 2018 Financial Results

Chimerix reported a net loss of $19.8 million, or $0.42 per basic and diluted share, for the first quarter of 2018. During the same period in 2017, Chimerix recorded a net loss of $17.8 million, or $0.38 per basic and diluted share.

Revenues for the first quarter of 2018 decreased to $0.8 million, compared to $1.1 million for the same period in 2017.

Research and development expenses increased to $14.4 million for the first quarter of 2018, compared to $12.7 million for the same period in 2017.

General and administrative expenses increased to $6.7 million for the first quarter of 2018, compared to $6.6 million for the same period in 2017.

Loss from operations was $20.3 million for the first quarter of 2018, compared to a loss from operations of $18.3 million for the same period in 2017.

Chimerix's balance sheet at March 31, 2018 included $209.4 million of capital available to fund operations, no debt, and approximately 47.8 million outstanding shares of common stock.

Today's Conference Call and Webcast

Chimerix will host a conference call and live webcast to discuss first quarter financial results and provide a business update today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 6173279.

In addition to audio, slides from the webcast will be available on the Investors' section of the Company's website, www.chimerix.com. An archived webcast and accompanying slides will be available on the Chimerix website approximately two hours after the event.

About Brincidofovir

Chimerix's lead product candidate, brincidofovir, is a nucleotide analog that has antiviral activity against all five families of DNA viruses that affect humans, including the herpesviruses and adenoviruses. Brincidofovir has a high barrier to resistance, no myelosuppression and a low risk of nephrotoxicity. Brincidofovir has received Fast Track designation from the FDA for adenovirus, cytomegalovirus (CMV) and smallpox. Brincidofovir has also received Orphan Medicinal Product Designation from the European Commission for adenovirus, CMV, and smallpox.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing medicines that improve outcomes for immunocompromised patients. Chimerix's proprietary lipid conjugate technology and compound library have produced brincidofovir (BCV, CMX001); CMX157, which was licensed to ContraVir Pharmaceuticals; and a new clinical candidate, CMX521, the first direct-acting antiviral specifically for the treatment and prevention of norovirus. For further information, please visit Chimerix's website, www.chimerix.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the possibility that there may not be a viable continued development path for brincidofovir, that FDA and other regulatory authorities may not approve brincidofovir or brincidofovir-based regimens, and that marketing approvals, if granted, may have significant limitations on their use. As a result, brincidofovir may never be successfully commercialized. In addition, Chimerix may be unable to file for regulatory approval for brincidofovir with other regulatory authorities. Similar risks and uncertainties apply to the Company’s development of CMX521.These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:
Investor Relations:
Michelle LaSpaluto
919-972-7115
ir@chimerix.com

or
Will O’Connor
Stern Investor Relations
Will@sternir.com
212-362-1200

Media:
Becky Vonsiatsky
W2O Group
bvonsiatsky@w2ogroup.com
413-478-2003

CHIMERIX, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data) (unaudited)

	March 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$22,112	$18,548
Short-term investments, available-for-sale	138,335	132,972
Accounts receivable	426	1,682
Prepaid expenses and other current assets	3,051	3,331
Total current assets	163,924	156,533
Long-term investments	49,225	76,731
Property and equipment, net of accumulated depreciation	1,688	1,894
Other long-term assets	61	72
Total assets	$214,898	$235,230
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,892	$3,812
Accrued liabilities	7,109	9,384
Total current liabilities	9,001	13,196
Lease-related obligations	206	224
Total liabilities	9,207	13,420
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at March 31, 2018 and December 31, 2017; no shares issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized at March 31, 2018 and December 31, 2017; 47,753,300 and 47,505,532 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	48	47
Additional paid-in capital	713,323	709,514
Accumulated other comprehensive loss, net	(1,066)	(963)
Accumulated deficit	(506,614)	(486,788)
Total stockholders’ equity	205,691	221,810
Total liabilities and stockholders’ equity	$214,898	$235,230

CHIMERIX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (in thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,
	2018	2017
Contract revenue	$790	$1,078
Operating expenses:
Research and development	14,359	12,742
General and administrative	6,738	6,596
Total operating expenses	21,097	19,338
Loss from operations	(20,307)	(18,260)
Other (expense) income:
Unrealized loss on equity investment	(134)	—
Interest income	615	506
Net loss	(19,826)	(17,754)
Other comprehensive loss:
Unrealized (loss) gain on investments, net	(103)	331
Comprehensive loss	$(19,929)	$(17,423)
Per share information:
Net loss, basic and diluted	$(0.42)	$(0.38)
Weighted-average shares outstanding, basic and diluted	47,637,907	46,573,394